EXHIBIT 99.1

River Valley Bancorp
Announces Higher Earnings for the Fourth Quarter
 And for the Fiscal Year Ended December 31, 2008

For Immediate Release
Tuesday, January 20, 2009

Madison, Indiana – January 20, 2009– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fourth quarter and fiscal year ended December 31, 2008.

For the fourth quarter ended December 31, 2008, the Corporation reported net income of $646,000 or $0.41 per basic share. This compared to net income of $586,000 or $0.36 per basic share for the quarter ended December 31, 2007. The earnings increase for the fourth quarter of 2008 reflected approximately a 10% increase over the same period in 2007. For the fourth quarter 2008, the return on average assets was 0.69% while the return on average equity was 10.47%.  Those percentages for the like period in 2007 were 0.67% and 9.16% respectively. The increase in net income for the fourth quarter of 2008 reflected higher net interest income from higher dollar balances of earning assets, improving interest margins, partially offset by higher operating expenses.

Net income for the fiscal year ended December 31, 2008 was $2,495,000. Earnings per basic share for fiscal 2008 were $1.54. This compares to net income for fiscal 2007 of $2,209,000, or $1.36 per basic share. The earnings for 2008 reflect approximately a $286,000 increase, or 12.9%, from that recorded in 2007. In addition, the Corporation expensed $880,000 for the provision for loan losses in 2008, an increase of $318,000 more than the provision of $562,000 in 2007. The return on average assets for fiscal 2008 was 0.69%; the return on average equity was 9.71%. For fiscal 2007 those numbers were 0.64% and 8.92% respectively.

Assets totaled $372.6 million as of December 31, 2008, an increase of 6.4% from $350.1 million recorded as of December 31, 2007. Net loans, including loans held for sale, were $285.5 million as of December 31, 2008, an increase of $26.6 million, or 10.3% from $258.9 million reported as of December 31, 2007. Deposits totaled $247.8 million as of December 31, 2008, approximately a $28.1 million increase, or 12.8% increase from the $219.7 million as of year end 2007.

As of December 31, 2008, total delinquency, as defined as delinquent 30 days or more, stood at 1.06%. This percentage as of December 31, 2007 was 1.48%. Net charge-offs, expressed as a ratio of average loans during 2008 was 0.32%. That same percentage was 0.21% in 2007. The allowance for loan losses expressed as a percentage of outstanding loans was 0.77% as of December 31, 2008 due to growth in the portfolio and was 0.85% on December 31, 2007.

Stockholders’ equity as of December 31, 2008 was $24.5 million and compares to $25.7 million as of December 31, 2007. Book value of River Valley Bancorp stock was $16.36 as of December 31, 2008, compared to $15.71 at December 31, 2007.

“We are very pleased to report significant improvement in earnings for 2008. Fortunately in a year most would soon forget, our year will be defined by highs and not lows, by increases in earnings and assets, and by new benchmarks in communities and customers served,” stated Matthew P. Forrester, President of River Valley Bancorp. “The national economic environment and the failure of ethics and institutions have been devastating to the industry as a whole. We are proud of our accomplishments, grateful for our successes, but also humbled by the misfortune of others. While most will bemoan 2008, our customers, communities, and shareholders can take pride that we delivered on our service promise of “Expect a Difference!”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $11.24 to $17.50. The stock closed on December 31, 2008 at $12.55. The last reported trade on January 16, 2009 was $12.32.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949